As filed with the Securities and Exchange Commission on July 10, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARADIGM CORPORATION

(Exact name of registrant as specified in its charter)

California	94-3133088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3929 Point Eden Way, Hayward, CA	94545
(Address of Principal Executive Offices)	(Zip Code)

Aradigm Corporation 2015 Equity Incentive Plan

Aradigm Corporation Employee Stock Purchase Plan

(Full titles of the plans)

Igor Gonda, Ph.D.

President and Chief Executive Officer

3929 Point Eden Way

Hayward, CA 94545

(510) 265-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura I. Bushnell, Esq. King & Spalding LLP 601 South California Avenue Palo Alto, CA 94304-1050 Tel: (650) 422-6713 Fax: (650) 422-6800	Nancy E. Pecota Vice President of Finance, Chief Financial Officer 3929 Point Eden Way Hayward, CA 94545 (510) 265-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Aradigm Corporation 2015 Equity Incentive Plan Common Stock, no par value per share	999,220 (4)	$7.21	$7,204,376.20	$837.15
Aradigm Corporation Employee Stock Purchase Plan Common Stock, no par value per share	110,000	$7.21	$793,100.00	$92.16

(1)	Shares registered pursuant to this Registration Statement include associated rights (the “Preferred Share Purchase Rights”) to purchase shares of the Registrant’s Series A Junior Participating Preferred Stock, without par value per share. The Preferred Share Purchase Rights are attached to shares of the Registrant’s common stock, no par value per share (the “Common Stock”), in accordance with the Amended and Restated Rights Agreement, dated as of September 5, 2008 (the “Rights Agreement”), as amended from time to time, by and between the Registrant and Computershare Trust Company, N.A., as Rights Agent. The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Common Stock.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average high and low reported market prices for shares of Common Stock on July 8, 2015, which is $7.21.
(4)	Represents the shares of Common Stock that were available for issuance or subject to forfeiture, settlement, or termination under the Aradigm Corporation 2005 Equity Incentive Plan (the “2005 Plan”), which have been carried over to the Aradigm Corporation 2015 Equity Incentive Plan (the “2015 Plan”). The 2005 Plan terminated in March 2015.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering an additional 110,000 shares of the Common Stock issuable under the Aradigm Corporation Employee Stock Purchase Plan for which Registration Statements of the Registrant on Forms S-8 (File Nos. 333-15947, 333-62039, 333-92169, 333-43152, 333- 63116, 333-85244, 333-107157, 333-128525, 333-152501, 333-161142) (collectively, the “Prior Registration Statements”) are effective. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

In addition, this Registration Statement is being filed for the purpose of registering 999,220 shares of the Common Stock, which shares have been carried over from the 2005 Plan, or that may be added to the shares available for issuance under the 2015 Plan to the extent that awards outstanding under the 2005 Plan are forfeited or settled or terminate without a distribution, if any, and that were previously registered under a Registration Statement filed with the Securities Exchange Commission (the “Commission”) on June 19, 2006 (File No. 333-135122), that may be issued under the 2015 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

(c)	the Registrant’s Current Report on Form 8-K filed on May 18, 2015;

(d)	the Registrant’s Proxy Statement relating to the 2015 Annual Meeting of Shareholders of the Registrant held on May 14, 2015, and filed on March 19, 2015; and

(e)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 5, 2014 (File No. 001-36480), including any amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by California law and (ii) permit the Registrant to indemnify its directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code (the “Corporations Code”). Pursuant to Section 317 of the Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement; and

(iii)	include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 10th day of July, 2015.

ARADIGM CORPORATION

By:	/s/ Igor Gonda
Igor Gonda, Ph.D.
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Igor Gonda and Nancy E. Pecota, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Igor Gonda	President, Chief Executive	July 10, 2015
Igor Gonda, Ph.D.	Officer and Director (Principal Executive Officer)

/s/ Nancy E. Pecota	Vice President, Finance and	July 10, 2015
Nancy E. Pecota	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Virgil D. Thompson	Chairman of the Board and Director	July 10, 2015
Virgil D. Thompson

/s/ John M. Siebert	Director	July 10, 2015
John M. Siebert, Ph.D.

/s Frederick Hudson	Director	July 10, 2015
Frederick Hudson

/s/ Lafmin Morgan	Director	July 10, 2015
Lafmin Morgan

/s/ David Bell	Director	July 10, 2015
David Bell

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith or Incorporated by Reference

4.1	Amended and Restated Articles of Incorporation of the Registrant	Incorporated by reference to the Registrant’s Form S-1 (No. 333-4236) filed on April 30, 1996, as amended.

4.2	Amended and Restated Bylaws of the Registrant	Incorporated by reference to the Registrant’s Form 10-Q filed on August 14, 1998, as amended.

4.3	Certificate of Determination of Series A Junior Participating Preferred Stock.	Incorporated by reference to the Company’s Form 10-K filed on March 29, 2002.

4.4	Amended and Restated Certificate of Determination of Preferences of Series A Convertible Preferred Stock.	Incorporated by reference to the Company’s Form S-3 (No. 333-76584) filed on January 11, 2002, as amended.

4.5	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.	Incorporated by reference to the Company’s Form 10-K filed on March 29, 2002.

4.6	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.	Incorporated by reference to the Company’s Form 10-K filed on March 29, 2002.

4.7	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.	Incorporated by reference to the Company’s Form 10-Q filed on August 13, 2004.

4.8	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.	Incorporated by reference to the Company’s Form 10-Q filed on August 13, 2004.

4.9	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.	Incorporated by reference to the Company’s Form 10-K filed on March 31, 2006.

4.10	Certificate of Correction to Certificate of Amendment of Articles of Incorporation of the Company.	Incorporated by reference to the Company’s Form 8-K filed on September 20, 2010.

4.11	Certificate of Amendment of Articles of Incorporation of the Company.	Incorporated by reference to the Company’s Form 8-K filed on February 4, 2014.

4.12	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.	Incorporated by reference to the Company’s Form 10-Q filed on May 14, 2014.

4.13	Form of Common Stock certificate of Registrant	Incorporated by reference to the Registrant’s Form S-1 (No. 333-4236) filed on April 30, 1996, as amended.

5.1	Opinion of King & Spalding LLP	Filed herewith.

23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1)	Filed herewith.

23.2	Consent of OUM & Co. LLP	Filed herewith.

24.1	Power of Attorney (included on signature page)	Filed herewith.

99. 1#	Aradigm Corporation 2015 Equity Incentive Plan	Incorporated by reference to Registrant’s Proxy Statement (No. 001-36480) filed on March 19, 2015, as Appendix B.

Exhibit No.	Description	Filed Herewith or Incorporated by Reference

99.2#	Form of Stock Option Agreement pursuant to Aradigm Corporation 2015 Equity Incentive Plan	Filed herewith.

99.3#	Aradigm Corporation Employee Stock Purchase Plan	Incorporated by reference to the Registrant’s Proxy Statement (No. 000-28402) filed on April 7, 2005, as Appendix B.

#	Indicates management contract or compensatory plan.